Exhibit 10.2

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

UTE ENERGY UPSTREAM HOLDINGS LLC

This FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF UTE ENERGY UPSTREAM HOLDINGS LLC (this “Amendment”) by Ute Energy LLC, a Delaware limited liability company (the “Member”), acting as the sole member of Ute Energy Upstream Holdings LLC, a Delaware limited liability company (the “Company”) is dated to be effective as of January 4, 2012.

WHEREAS, Section 10.01 of the Operating Agreement of the Company dated April 28, 2008 (the “Agreement”), provides that the Agreement may be modified or amended only by the Member;

WHEREAS, the Member believes it to be in the best interests of the Company for the powers of the company to be exercised by or under the authority of, and the business and affairs of the Company to be managed under the direction of, managers and not by the Member as provided for in the Agreement;

WHEREAS, the Member also believes that the any managers or officers of the Company shall be entitled to certain indemnification and reimbursement rights upon appointment as managers or officers of the Company;

WHEREAS, in accordance with Article X of the Agreement and subject to the terms and conditions hereof, the Member desires to amend the Agreement as herein provided;

NOW, THEREFORE, BE IT RESOLVED, the Member agrees as follows:

1.	Article VI of the Agreement is hereby amended in its entirety to read as follows:

a.	“6.01 Management and Committees.

b.	Except for situations in which the approval of the Member is required by this Agreement or by non-waivable provisions of applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, managers, who shall be referred to herein each as a “Manager” or collectively the “Managers,” and who shall act as a board (when sitting as a board, the Managers are referred to herein as the “Board of Managers”). The Board of Managers may establish Committees and may delegate powers of the Board of Managers to such Committees.

c.	There shall be established a Pricing Committee comprised of Joseph N. Jaggers, S. Wil VanLoh, and a manager to be designated by Ute Energy Holdings LLC. The Pricing Committee shall have the delegated powers and exclusive authority to approve final pricing and to authorize the officers of the Company to effect a closing of an initial public offering.

“6.02 Number and Designation of Managers.

(a) The Board of Managers shall be comprised of eight managers as follows: (i) five independent managers (the “Independent Managers”); (ii) one manager designated by the managers representing Ute Holdings (as such term is defined in the Ute Energy LLC

Operating Agreement) (the “Ute Holdings Manager”) to be designated before the effective date of the IPO; (iii) one manager designated by the managers representing Quantum (as such term is defined in the Ute Energy LLC Operating Agreement), with the initial designated manager being S. Wil VanLoh Jr. (the “Quantum Manager”); and (iv) Joseph N. Jaggers as manager and Chairman. The Ute Holdings Manager and the Quantum Manager are referred to collectively herein as the “Manager Designees.”

(b) With respect to the five Independent Managers: (i) Ute Holdings shall designate two Independent Managers, with one Independent Manager to be designated no later than the 90th day following the effective date of the IPO, and one Independent Manager to be designated no later than the 365th day deadline for majority independent representation as required by law (the “Ute Holdings Independent Manager Designees”); (ii) Quantum shall designate one Independent Manager no later than the 90th day following the effective date of the IPO (the “Quantum Independent Manager Designee”); (iii) Ute Energy LLC’s board of managers shall designate one Independent Manager who is a financial expert before the effective date of the IPO; and (iv) the board of directors of Ute Energy Upstream’s successor entity shall designate one Independent Manager no later than the 365th day deadline for majority independent representation as required by law. The Ute Holdings Independent Manager Designees and the Quantum Independent Manger Designee are referred to collectively herein as the “Independent Manager Designees.”

(c) Each of Ute Holdings’ and Quantum’s rights to designate Manager Designees and the Independent Manager Designees shall be modified as follows: (i) if a party’s ownership percentage in Ute Energy Upstream or its successor entity is reduced to less than 25%, but is greater than or equal to 10%, such party’s right to designate Independent Manager Designees shall be reduced by one Independent Manager Designee; (ii) if a party’s ownership percentage in Ute Energy Upstream or its successor entity is reduced to less than 10%, such party’s right to designate Independent Manager Designees and its Manager Designee shall lapse; (iii) if a party loses its rights to designate an Independent Manager Designee pursuant to clause (c)(i) or clause (c)(ii) above, the total number of Independent Manager Designees shall be reduced accordingly, provided, however, that in no event shall the total number of managers be less than seven; and (iv) subject to a reduction in the total number of Independent Manager Designees pursuant to clause (c)(iii) above, if a party loses its rights to designate an Independent Manager Designee or Manager Designee, the affected manager position shall become an independent manager or manager, respectively, to be selected by the board of managers (or the board of directors of Ute Energy Upstream’s successor entity).

(d) A party’s ownership percentage for purposes of this Section 6.02 shall be based upon such party’s proportionate ownership of the Company pursuant to the Operating Agreement (if prior to the IPO), or shall be based upon such party’s proportionate ownership of the outstanding common shares of Ute Energy Upstream’s successor entity (if after the IPO). The record date for purposes of determining ownership pursuant to this Section 6.02(d) shall be the Corporation’s most recently filed Form 10-Q or 10-K. The members of the Board of Managers of Ute Energy Upstream as appointed pursuant to this Section 6.02 shall be designated by the board of directors of Ute Energy Upstream’s successor entity to serve in their same capacities as directors and independent directors, and that the Corporation’s Board of Directors shall be of the same composition and subject to the same rights of designation as resolved above, all subject to the bylaws of the Corporation.

6.03 Voting and Action. Except as expressly otherwise provided in this Agreement, all actions and decisions of the Board of Managers or Committees shall require majority approval of the Board or respective Committee. If there is a tie vote with respect to an action or matter properly before the Board of Managers, the tie shall be broken: (i) in favor of the majority of Independent Managers present and voting with respect to such matter; then (ii) if there is no majority vote of the Independent Managers present, in favor of the vote of the Chairman.

6.04 Resignation and Removal. Any Manager may resign at any time. Any Manager may be removed at any time, with or without cause, by a majority vote of the Board of Managers (excluding the manager subject to removal pursuant to such vote).

6.05 Vacancies. In the event that a vacancy is created on the Board of Managers at any time by the death, disability, retirement, resignation or removal of a Manager, such vacancy will be subject to the Member’s rights to designate managers as set forth in Section 6.02.

6.06 Powers of Managers. The Board of Managers shall have the power and authority to manage and control the Company to do all things they deem to be necessary, convenient or advisable in connection with the management of the Company. A Manager, in performing his obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member an any action of a Manager or failure to act taken or omitted in good faith reliance on this Section 6.06 shall not constitute a breach of any duty (including fiduciary duty on the part of the Manager or Member to the Company or any other Manager.

6.07 Officers. The following persons shall serve as the initial officers of the Company: Joseph N. Jaggers as President and Chief Executive Officer, Laurie A. Bales as Chief Financial Officer and Secretary, Greg Hinds as Chief Operating Officer, Todd R. Kalstrom as Vice President Land and Business Development, Cameron J. Cuch as Vice President Governmental Affairs and Corporate Development, Christopher M. Conley as Vice President Midstream Operations and Facilities, John Martin Jr. as Treasurer, and Mark A. Shelby as General Counsel and Assistant Secretary. The Board of Managers may appoint any officers as the Board of Managers from time to time may determine. Each officer shall serve until his or her earlier resignation or removal by the Board of Managers and shall have such powers and duties as from time to time may be conferred by the Board of Managers.”

2.	Article IX of the Agreement is hereby amended in its entirety to read as follows:

a.	“9.01 General Indemnification.

(a) Except as limited by the provisions of this Section 9.01(a), applicable law, each Manager and Officer of the Company (each an “Indemnitee”) shall be entitled to be indemnified and held harmless against all losses, liability and expenses, including reasonable attorneys’ fees, arising from proceedings in which such Indemnitee may be involved, as a party or otherwise, by reason of its being a Manager, Member or Officer of the Company, or by reason of its involvement in the management or affairs of the Company, whether or not it continues to be such at the time any such loss, liability or expense is paid or incurred; provided that no Indemnitee shall be indemnified under this Section 9.01(a) for any losses, liabilities, or expenses arising out of the fraud, intentional misconduct, or gross negligence of such Indemnitee. The rights of indemnification provided in this Section 9.01(a) shall be in addition to any rights which an Indemnitee may otherwise be entitled by contract or as a matter of law and shall extend to such Indemnitee’s successors and assigns. In particular, and without limitation of the foregoing, an Indemnitee shall be entitled to indemnification by the Company against reasonable expenses (as incurred), including attorneys’ fees, incurred by the Indemnitee in connection with the defense of any action to which the Indemnitee may be made a party (without regard to the success of such defense), to the fullest extent permitted under the provisions of the Act or any applicable statute.

(b) Except as limited by applicable law, expenses incurred by an Indemnitee in defending any proceedings, including a proceeding by or in the right of the Company (except a proceeding by or in the right of the Company against such Indemnitee), shall be paid by the Company in advance of the final disposition of the proceeding upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amount if such Indemnitee is determined pursuant to this Section 9.01 or adjudicated to be ineligible for indemnification, which undertaking shall be an unlimited general obligation of the Indemnitee but need not be secured and shall be accepted without regard to the financial ability of the Indemnitee to make repayment.

(c) The indemnification provided by this Section 9.01 shall inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d) No amendment or repeal of the provisions of this Section 9.01 which adversely affects the rights of any Indemnitee under this Section 9.01 with respect to the acts or omissions of such Indemnitee at any time prior to such amendment or repeal shall apply to such Indemnitee without the written consent of such Indemnitee.

(e) Any indemnification pursuant to this Section 9.01 shall be made only out of the assets of the Company and shall in no event cause the Member to incur any personal liability or shall it results in any liability of the Member to any third party.

(f) No Manager or Officer of the Company who is or was serving at the request of the Company as a member, manager, director, officer, partner, venturer, proprietor, trustee, employee, authorized person, agent, or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise shall be liable to the Company or the Member for monetary damages arising from actions taken, or actions failed to be taken, in his or her capacity as such except for (i) liability for acts that involve a knowing violation of Law, (ii) liability with respect to any transaction from which such Person derived an improper personal benefit and (iii) liability from any breach of such Person’s duty of loyalty to the Company, in each case described in clauses (i), (ii) and (iii) preceding, as determined by a final, nonappealable order of a court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by Law, the Company or any Member, as applicable, shall bear the burden of establishing a prima facie case that the Manager or any of the affiliate of the manager breached the standard of care set forth above in this Section 9.01(f). In addition, by resolution of the Board of Managers, the Company, may but is not obligated to, exculpate any employee or agent of the Company to the same degree that a Manager or officer is exculpated under this Section 9.01(f).

3.	Except as herein expressly amended and revised, the Agreement shall continue in full force and effect without revision.

IN WITNESS WHEREOF, the undersigned, acting as the sole Member of the Company, has caused this FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF UTE ENERGY UPSTREAM HOLDINGS LLC to be duly executed as of the date first set forth above.

UTE ENERGY LLC

By:	/s/ Joseph N. Jaggers
Joseph N. Jaggers President and Chief Executive Officer

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